Exhibit 10.5(C)

SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE (“Amendment”) is made and entered into as of December 22, 2010, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited liability company (“Landlord”), and ONCOMED PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord (as successor in interest to Slough Redwood City, LLC) and Tenant are parties to that certain Lease dated May 30, 2006 (the “Lease”), as amended by that certain First Amendment to Lease dated November, 2006 (the “First Amendment”), and that certain Acknowledgement of Rent Commencement Date dated as of March 9, 2007, pursuant to which Lease Tenant leases from Landlord approximately 45,690 rentable square feet of space (the “Premises”) consisting of the entire building (the “Building”) located at 800 Chesapeake Drive, in the Britannia Seaport Centre in Redwood City, California.

B. The parties desire to amend the Lease on the terms and conditions set forth in this Amendment.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.

2. Condition of the Premises. Commencing on January 1, 2011, Landlord shall provide Tenant with an improvement allowance equal to One Million Six Hundred Thousand Dollars ($1,600,000) (the “Tenant Improvement Allowance”) to be applied toward the construction of tenant improvements and other renovations to the Premises in accordance with the terms of the Tenant Work Letter attached hereto as Exhibit A. Except as expressly provided above, Tenant shall continue to accept the Premises in their currently existing “as-is” condition, and Landlord shall not be obligated to provide or pay for any work or services related to the improvement of the Premises.

3. Extended Lease Term. Pursuant to the Lease, the Lease Term is scheduled to expire on February 6, 2014. Landlord and Tenant hereby agree to extend the Lease Term for a period of five (5) years, to February 6, 2019 (the “Extended Lease Term”), on the terms and conditions set forth in this Amendment.

4. Rent.

4.1 Base Rent. Prior to February 6, 2012. Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of

1

Section 3.1(a) the Lease. Commencing on February 7, 2012, and continuing through the Extended Lease Term, Tenant shall pay monthly installments of Base Rent for the Premises as follows:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Square Foot

February 7, 2012 - February 6, 2013	$1,781,910.00	$148,492.50	$3.25

February 7, 2013 - February 6, 2014	$1,836,738.00	$153,061.50	$3.35

February 7, 2014 - February 6, 2015	$1,891,566.00	$157,630.50	$3.45

February 7, 2015 - February 6, 2016	$1,946,394.00	$162,199.50	$3.55

February 7, 2016 - February 6, 2017	$2,006,704.80	$167,225.40	$3.66

February 7, 2017 - February 6, 2018	$2,067,015.60	$172,251.30	$3.77

February 7, 2018 - February 6, 2019	$2,127,326.40	$177,277.20	$3.88

4.2 Additional Rent. Prior to and during the Extended Term, Tenant shall continue to pay Tenant’s Operating Cost Share of the Operating Expenses and all other monetary obligations of Tenant in accordance with the terms of the Lease.

5. Option to Extend Term. Tenant shall continue to have two (2) options to extend the term of the Lease as of the end of the Extended Term as provided in Section 2.6 of the Original Lease, provided that the Original Lease as it relates to such options is hereby amended as follows.

5.1 Term of Extension. The length of each such option term shall be three (3) years, and not five (5) years as provided in the Original Lease.

5.2 Rental During Option Term. The rental increases of “one hundred four percent (104%)” as provided in subsections (i) and (ii) of Section 3.1(b) of the Original Lease, are hereby amended to be rental increases of “one hundred three percent (103%)”.

2

6. Notices. Landlord’s address for Notices under Section 17.1 of the Lease shall be changed to the following:

if to Landlord:	HCP LS Redwood City, LLC
c/o HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA 90806
Attention: Legal Department

and

HCP Life Science Estates
400 Oyster Point Boulevard, Suite 409
South San Francisco, CA 94080
Attention: Jon Bergschneider

and

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars
Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

7. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than CB Richard Ellis, Inc. (the “Broker”), representing both Landlord and Tenant, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. Landlord shall be responsible for all leasing commissions and/or equivalent compensation payable to the Broker in connection with this Amendment. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

8. No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

3

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“LANDLORD”	HCP LS REDWOOD CITY, LLC,
a Delaware limited liability company

	By:	/s/ Jonathan M. Bergschneider

		Name:	Jonathan M. Bergschneider

		Its:	SVP

“TENANT”	ONCOMED PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ Paul J. Hastings

		Its:	CEO & President
		Date:	12/22/10

4

EXHIBIT A

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Premises for Tenant following the date of this Amendment. This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during construction in the Premises.

SECTION 1

CONDITION OF PREMISES

Tenant acknowledges that Tenant has been occupying the Premises in accordance with the Lease, and shall continue to accept the Premises in their existing, “as-is” condition on the date of delivery thereof to Tenant. Except for the payment of the Tenant Improvement Allowance as provided in Section 2, below, Landlord shall have no obligation to make or pay for any improvements to the Premises.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Commencing as of January 1, 2011, Tenant shall be entitled to use the “Tenant Improvement Allowance”, as defined in Section 2 of this Amendment, for the costs relating to the design and construction of Tenant’s improvements or which are otherwise “Tenant Improvement Allowance items,” as that term is defined in Section 2.2.1, below (collectively, the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter or otherwise in connection with Tenant’s construction of the Tenant Improvements or any Tenant Improvement Allowance Items, as defined below, in a total amount which exceeds the sum of the Tenant Improvement Allowance. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant given concurrently with Landlord’s approval of the “Final Working Drawings”, as that term is defined in Section 3.3, below, require Tenant, prior to the end of the Lease Term or promptly following any earlier termination of this Lease, at Tenant’s expense, to remove any Tenant Improvements and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a Building standard general office condition; provided, however, that Landlord shall not require Tenant to remove upon termination or expiration of this Lease, or condition its approval upon Tenant’s agreement to remove upon termination or expiration of this Lease, any Tenant Improvements constructed pursuant to this Tenant Work Letter (including, without limitation, Larc improvements) which constitute standard, non-extraordinary improvements for ordinary office, laboratory and/or Larc uses in biotech facilities. Any portion of the Tenant Improvement Allowance that is not disbursed or allocated for disbursement by December 31, 2013, shall revert to Landlord and Tenant shall have no further rights with respect thereto.

EXHIBIT A

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1 Payment of all reasonable fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, project management fees, and payment of the fees incurred by, and the cost of documents and materials supplied by, Tenant and Tenant’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.2 of this Tenant Work Letter;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The payment for all demolition and removal of existing improvements in the Premises;

2.2.1.4 The cost of the design and construction of the Tenant Improvements, including, without limitation, testing and inspection costs, costs incurred for removal of existing furniture, fixtures or equipment in the Premises, hoisting and trash removal costs, costs to remove wiring and cabling, costs to install wiring and cabling other than related to telecom or data uses, costs to purchase and install in the Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI Systems, boilers, air compressors, glass/cage washers and autoclaves, painting, and contractors’ fees and general conditions;

2.2.1.5 The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.6 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.7 Sales and use taxes; and

2.2.1.8 Up to Three Hundred Twenty Thousand Dollars ($320,000) of the Tenant Improvement Allowance not otherwise used for items set forth in Section 2.2.1.4, above, may be used toward the purchase of furniture, fixtures and equipment (“FF&E”) (any FF&E purchased through the use of the Tenant Improvement Allowance in accordance with this Tenant Work Letter shall become property of the Landlord and remain in the Premises upon the expiration or earlier termination of the Lease), and for telecom and/or data wiring and cabling (provided that no more than $15,000 of such amount may be used for Such cabling purposes).

EXHIBIT A

2.2.3 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.3.1 Monthly Disbursements. On or before the fifth (5th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for reimbursement of amounts paid to the “Contractor,” as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a commercially reasonable form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Premises; (iii) executed mechanic’s lien releases, as applicable, from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Within forty-five (45) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by “tenant as set forth in this Section 2.2.3.1, above (or, subject to the terms of Section 4.2.1, below, a percentage thereof), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.5 below, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.3.2 Final Deliveries. Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord properly executed final mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from all of Tenant’s Agents, and a certificate certifying that the construction of the Tenant Improvements in the Premises has been substantially completed. Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.

2.2.3.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease.

2.3 Building Standards. The quality of Tenant Improvements shall be in keeping with the existing improvements in the Premises.

EXHIBIT A

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect. Tenant shall retain an architect/space planner (the “Architect”) approved in advance by Landlord (which approval shall not be unreasonably withheld) to prepare the Final Space Plan and Final Working Drawings as provided in Section 3.2 and 3.3, below. Landlord hereby approves of WHL Architects*Planners, Inc., as a permitted Architect hereunder. Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. All such plans and drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of any plans or drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall not unreasonably withhold, condition, or delay its approval of the Final Space Plan. Landlord shall approve or reasonably disapprove of the Final Space Plan within five (5) business days after Landlord’s receipt thereof. If Landlord reasonably withholds its approval, Landlord shall provide Tenant with the specific reasons therefor.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, Title 24 calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow all of Tenant’s Agents to bid on the work and to obtain all applicable permits (collectively, the ‘‘Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings, Landlord shall not unreasonably withhold, condition, or delay its approval of the Final Working Drawings. Landlord shall approve or reasonably

EXHIBIT A

disapprove of the Final Working Drawings within ten (10) business days after Landlord’s receipt thereof. If Landlord reasonably withholds its approval, Landlord shall provide Tenant with the specific reasons therefor.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. Concurrently with Tenant’s delivery of the Final Working Drawings to Landlord for Landlord’s approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed, except that Tenant shall be entitled to make minor changes customarily made in the field without Landlords consent, provided that Tenant shall provide notice to Landlord thereof and any documentation received in connection with any such changes.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor; Landlord’s Project Manager. Tenant shall retain a licensed general contractor, approved in advance by Landlord, to construct the Tenant Improvements (“Contractor”). Landlord’s approval of the Contractor shall not be unreasonably withheld. Landlord hereby approves of Landmark Builders Incorporated as a permitted Contractor hereunder. Landlord shall retain Project Management Advisors, Inc. (“PMA”) as a third party project manager for construction oversight of the Tenant Improvements on behalf of Landlord. Landlord shall be solely responsible for any fee associated with such services.

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”). The subcontractors used by Tenant, but not any laborers, materialmen, and suppliers, must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, Landlord may nevertheless reasonably designate and reasonably require the use of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors. If Landlord does not approve any of Tenant’s proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord’s written approval.

EXHIBIT A

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Tenant shall engage the Contractor under a commercially reasonable and customary construction contract, reasonably approved by Landlord (collectively, the “Contract”). Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.9, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the Tenant Improvement project (the “Final Budget”). Prior to the commencement of construction of the Tenant Improvements, Tenant shall inform Landlord of the amount (the “Over-Allowance Amount”), if any, by which the amount of the Final Budget exceeds the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). Tenant shall be responsible to pay any Over-Allowance Amount in progress payments on a pro rata basis based on the total Over-Allowance Amount as compared to the Tenant Improvement Allowance.

4.2.2 Tenant’s Agents.

4.2.2.1 Compliance with Drawings and Schedule. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in substantial accordance with the Approved Working Drawings; and (ii) Tenant’s Agents shall endeavor to submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall endeavor, within five (5) business days of receipt thereof, to inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall endeavor to adhere to such corrected schedule.

4.2.2.2 Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises. The foregoing indemnities shall not apply to claims caused by the negligence or willful misconduct of Landlord, its member partners, shareholders, officers, directors, agents, employees, and/or contractors.

4.2.2.3 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall provide to Tenant and for the benefit of Landlord a commercially reasonable and customary warranty covering the portion of the Tenant Improvements for which it is responsible, which warranty shall be for a period of not less than one (1) year from the date of substantial

EXHIBIT A

completion of the work under the Contract (“Substantial Completion”). All such warranties as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant’s contractors as set forth in Section 7.1 of the Lease.

4.2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, but Landlord shall insure the Tenant Improvements pursuant to the Lease immediately upon completion thereof in the same manner as Landlord is required to insure the “Tenant Improvements constructed by Landlord” pursuant to Section 10.1(d) of the Lease. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents, including all contractors, shall carry general liability, including Products and Completed Operation Coverage insurance, each in amounts not less than (i) for the Contractor, $5,000,000 per incident, $5,000,000 in aggregate, and (ii) for subcontractors, $2,000,000 per incident, $2,000,000 in aggregate (or such lesser amounts as are reasonably approved in advance by Landlord), as well as workers compensation insurance and in form and with companies as are required to be carried by Tenant’s contractors as set forth in the Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 Shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before any equipment of Tenant’s Agents is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. Tenant shall provide Landlord notice of any cancellation or lapse of the effective date or reduction in the amounts of such insurance promptly following Tenant’s receipt of such notice from its insurer. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for Products and Completed Operations Coverage insurance required by Landlord, which is to be maintained for a commercially reasonable period following completion of the Tenant Improvements and acceptance by Landlord and Tenant. The builders risk policy carried under this Section 4.2.2.4 shall name Tenant’s agents and Landlord as Additional Insureds. All insurance maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder, and the public liability insurance shall name Landlord, HCP, Inc., Project Management Advisors, Inc., CB Richard Ellis, or other manager of the Project, as

EXHIBIT A

an additional insured or loss payee, as applicable. Such insurance shall provide that it is primary insurance and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder, The requirements for the foregoing insurance shall not serve to limit the indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter. If the Over-Allowance Amount is more than fifty percent of the total amount of the Tenant Improvement Allowance, then Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Tenant Improvements and naming Landlord as a co-obligee.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to reasonably inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, on the grounds that the construction is defective or fails to comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists that might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect and/or deviation, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect and/or deviation is corrected to Landlord’s reasonable satisfaction.

4.2.5 Meetings. Commencing upon the execution of this Lease, Tenant shall hold weekly meetings at a reasonable time, as reasonably required, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of The Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is

EXHIBIT A

located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (x) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (y) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (z) to deliver to Landlord two (2) sets of copies of such record set of drawings (hard copy and CAD files) within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties and operating manuals and information relating to the Tenant Improvements. Within fifteen (15) days after request by Tenant following the Substantial Completion of the Tenant Improvements, Landlord will acknowledge its approval of the Tenant Improvements (provided that such approval has been granted) by placing its signature on a Contractor’s Certificate of Substantial Completion fully executed by the Architect, Contractor and Tenant. Landlord’s approval shall not create any contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord’s approval.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Chuck Alaimo as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Bernie Baker and/or Jeff Marcowitz with PMA, as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time is of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Tenant Improvements and such default remains uncured ten (10) days following Landlord’s notice of such default to Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right, during the continuation of such default, to withhold payment of all or any portion of the Tenant Improvement Allowance and/or, without any liability whatsoever, to cause the cessation of construction of the Tenant

EXHIBIT A

Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements and any costs occasioned thereby).

EXHIBIT A